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                                                                    EXHIBIT 12.1

Computation of Ratio of Earnings to Fixed Charges
(dollars in thousands)
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                                                         Predecessor
                                     --------------------------------------------------------
                                                          Historical                               Pro Forma
                                     -------------------------------------------------------- ------------------------

                                                                                                          Nine Months
                                                                            Nine Months Ended Year Ended     Ended
                                                Year ended March 31,           December 31,    March 31,  December 31
                                     -------------------------------------------------------- ------------------------
                                       1999    2000    2001    2002    2003    2002     2003     2003       2003
Earnings:
Income (loss) from operations
 before income taxes                 $3,606  $15,142 $(3,575) $ 2,298 $19,109  $ (753) $(21,898) $(12,293)   $ 6,277
Plus fixed charges                    3,818    3,449   6,466    7,809   6,235   6,763     7,684    31,813     23,869
                                     ----------------------------------------------------------  -----------------------
 Earnings                            $7,424  $18,591  $2,891  $10,107 $25,344  $6,010  $(14,214) $ 19,520    $30,144
                                     ==========================================================  =======================
Fixed charges:
                                     ----------------------------------------------------------  -----------------------
Interest expense, including
 amortization of debt issue costs    $1,388   $1,276  $3,034   $3,510  $4,162  $3,041    $5,407   $31,736    $23,669
Estimated interest
 factor of rental expense             2,430    2,173   3,432    4,299   2,073   3,722     2,277        77        198
                                     ----------------------------------------------------------  -----------------------
Fixed charges                        $3,818    3,449   6,466    7,809   6,235   6,763     7,684    31,813     23,867
                                     ==========================================================  =======================

                                     ----------------------------------------------------------  -----------------------
Ratio of Earnings to Fixed Charges(1)   1.9      5.4       -      1.3     4.1       -         -         -        1.3
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(1)For the purposes of calculating the ratio of earnings to fixed charges, (a) earnings consists of earnings (loss) before fixed charges and income taxes and (b) fixed charges consist of interest expense on all indebtedness, including capital lease obligations.
During the periods presented, no interest costs have been capitalized. The dollar amount of the deficiency as calculated in accordance with U.S. GAAP was $3,575 for the fiscal year ended March 31, 2001, $753 for the nine months ended December 31, 2002 and $21,898 for the nine months ended December 31, 2003. The pro forma deficiency for the fiscal year ended March 31, 2003 was
$12,293 as calculated in accordance with U.S. GAAP.

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